Exhibit 4

                     GENERAL AGENCY PROFIT SHARING ADDENDUM



THIS ADDENDUM, effective * forms part of the agreement between PENN-AMERICA INSURANCE COMPANY and PENN-STAR INSURANCE COMPANY (hereinafter referred to as "Companies") and [[agency]] (hereinafter referred to as "Agent"), dated [[date]].

I.   INTRODUCTION

     A. This plan is designed to reward you for your favorable underwriting results on a policy year loss ratio basis.

     B. Payments of your Agency Profit Sharing under this Addendum will be made 25% in stock of the Companies' parent, Penn-America Group, Inc. ("PAGI") ("PAGI Stock" or "Stock") and 75% in cash though you can choose to be paid 50%, 75%, or 100% in shares of stock. Payments will be in accordance with the provisions of Section IV below. This change applies to Profit Sharing payments made beginning in May of 2000.

     C. In addition to the amount which you receive for your profit sharing in a given year, you are entitled to receive stock options for policy years 1999 and later in accordance with the provisions of Section III below.


II.  HOW YOUR AGENCY QUALIFIES FOR THE PLAN

     A. There is a two-year waiting period for eligibility owing to loss development.

     B. If you satisfy all requirements, you are eligible for your first payment by June 1 of the second year following the year of initial eligibility.

     C. To initially qualify you must have written at least $500,000 total calendar year premium according to the Companies' books as of December 31st.

     D. To remain eligible in succeeding calendar years, you must write at least 90 percent of the previous year's total written premium, subject to the $500,000 total premium minimum. This 90 percent requirement is waived in any year you write in excess of $1 million in premium.

     E. You must maintain E&O coverage in conformity with the Companies' standards for such coverage.

     F.   You agree that the Companies' records are final.

III. THE PLAN

     A. Eligible Lines of Business include only the following and will be evaluated at the end of the second, third, and fourth years. At the end of each year, you will receive one-third (1/3) of the profit sharing payment for that year:

          1. CMP and Garage Liability includes Section II of commercial multi peril, liquor liability, garage liability, and when written as part of commercial multi peril professional liability classes and increased limits general liability.

          2. Monoline General Liability includes general liability, liquor liability, professional liability and increased general liability limits when written on a monoline basis.

          3. Commercial Automobile Liability includes bodily injury, property damage, uninsured and underinsured motorists, personal injury protection, medical payments, and hired and non-owned coverages.

          4. Property Business includes Section I of commercial multi peril, monoline fire and allied lines, crime, glass, inland marine, automobile physical damage, dealers open lot, and garage keepers liability.

          NOTE: Any classes not specifically mentioned above are not included in the Plan.

     B. Your loss ratio is calculated on a policy-year basis, earned to incurred. Incurred losses include indemnity paid, reserves, and loss adjustment expenses and credit for salvage and subrogation.

     C. Your profit sharing will be calculated for each policy year you continue to remain eligible as of March 31; if you qualify, you will be paid by June 1.

     D.   The profit calculation includes the following "loss ratios":

          o "Desired loss ratio" is the target. A loss ratio below the Desired loss ratio will generate profit subject to the Floor. A loss ratio above the Desired loss ratio will reduce profit in other lines of business subject to the Ceiling.

          o "Ceiling loss ratio" - If you are above this figure, the calculation will be completed using this figure (a sort of "stop loss").

          o "Floor loss ratio" - If you are below this figure, the calculation will be completed using this figure (a sort of "stop gain").

     E. Because the policy-year formula is used, there is no need for loss carry forwards or stop losses - each year stands alone.

     F. The "Desired" loss ratio is the ratio which your agency loss ratio must be below to be eligible for profit sharing. The "Floor" loss ratio is the lowest loss ratio eligible for profit sharing as any loss ratio below the floor is calculated using the floor. Similarly, the "Ceiling" loss ratio limits the amount by which a loss ratio above the ceiling will reduce profits in other classes of business.

     G. The current annual "Companies' Desired, Floor, and Ceiling Loss Ratios" are:


                                            Pay Out           Floor           Desired           Ceiling
           Class of Business                Year              Ratio          Loss Ratio          Ratio
           -----------------                ----              -----          ----------          -----
           CMP and Garage Liability         1st Year          12.50%            27.50%            42.50%
                                            2nd Year          17.50%            37.50%            57.50%
                                            3rd Year          30.00%            47.50%            65.00%

           Commercial Auto Liability        1st Year          27.50%            40.00%            52.50%
                                            2nd Year          35.00%            47.50%            60.00%
                                            3rd Year          37.50%            50.00%            62.50%

           Monoline General Liability       1st Year          12.50%            20.00%            27.50%
                                            2nd Year          17.50%            25.00%            32.50%
                                            3rd Year          25.00%            35.00%            45.00%

           Property Business                1st Year          40.00%            50.00%            60.00%
                                            2nd Year          40.00%            55.00%            70.00%
                                            3rd Year          40.00%            55.00%            70.00%

EXAMPLE:

Policy Year 1999 - Total Written Premium Volume $1,400,000:
----------------------------------------------------------
(CMP Liability Written Premium = $300,000)
(Monoline Liability Written Premium = $500,000)
(Commercial Auto Written Premium = $100,000)
(Property Written Premium = $500,000)

                                                                       Profit Calculation:
                                                                       (Subtract commission paid from           Per Year
                                                                       earned premium; multiply by              Pay Out Value
1999                                                                   difference between Companies             (1/3 of 1/2
Policy Year                              Company          Agency       Desired Loss Ratio and Agency            agency
Valued         Class of                  Desired          Actual       Actual Loss Ratio; divide by half to     portion) of
As Of          Business                Loss Ratio       Loss Ratio     establish value of Agency portion)       expected profit
-----          --------                ----------       ----------     ---------------------------------        ---------------
3/31/01*       CMP and Garage            27.50%           15.00%       Earned Premium  =  $300,000              $4,875
               Liability                                               -  $66,000 commission paid
                                                                       $234,000 x 12.5%  =  $29,250
                                                                       $29,250 / 2  =  $14,625

               Monoline General           20.0%            12.5%       Earned Premium  =  $500,000              $4,875
               Liability                                               -  $110,000 commission paid
                                                                       $390,000 x 7.5%  =  $29,250
                                                                       $29,295 / 2  =  $14,625

               Commercial Auto            40.0%            30.0%       Earned Premium  =  $100,000              $1,300
                                                                       -  $22,000 commission paid
                                                                       $78,000 x 10.0%  =  $7,800
                                                                       $7,800 / 2  =  $3,900

               Property                   50.0%            55.0%       Earned Premium  =  $500,000              $(3,250)
                                                                       -  $110,000 commission paid
                                                                       $390,000 x -5.0%  =  $(19,500)
                                                                       $(19,500) / 2  =  $(9,750)

                                                                       1999 First Payout                        $7,800
                                                                                                                ------


*Note: First Year loss ratios below the Floor will be evaluated at the Floor percentage above. First Year loss ratios above the Ceiling will be evaluated at the Ceiling percentage above.

                                                                       Profit Calculation:
                                                                       (Subtract commission paid from           Per Year
                                                                       earned premium; multiply by              Pay Out Value
1999                                                                   difference between Companies             (1/3 of 1/2
Policy Year                              Company          Agency       Desired Loss Ratio and Agency            agency
Valued         Class of                  Desired          Actual       Actual Loss Ratio; divide by half to     portion) of
As Of          Business                Loss Ratio       Loss Ratio     establish value of Agency portion)       expected profit
-----          --------                ----------       ----------     ---------------------------------        ---------------

3/31/02*       CMP and Garage             37.5%            20.0%       Earned Premium  =  $300,000              $6,825
               Liability                                               -  $66,000 commission paid
                                                                       $234,000  x  17.5%  =  $40,950
                                                                       $40,950  /  2  =  $20,475

               Monoline General           25.0%            17.5%       Earned Premium  =  $500,000              $4,875
               Liability                                               -  $110,000 commission paid
                                                                       $390,000  x  7.5%  =  $29,250
                                                                       $29,250  /  2  =  $14,625

               Commercial Auto            47.5%            35.0%       Earned Premium  =  $100,000              $1,625
               Liability                                               -  $22,000 commission paid
                                                                       $78,000  x  12.5%  =  $9,750
                                                                       $9,750  /  2  =  $4,875


               Property                   55.0%            40.0%       Earned Premium  =  $500,000              $9,750
                                                                       -  $110,000 commission paid
                                                                       $390,000  x  15%  =  $58,500
                                                                       $58,500  /  2  =  $29,250

                                                                       1999 Second Payout                       $23,075
                                                                                                                -------

*Note: Second Year loss ratios below the Floor will be evaluated at the Floor percentage above. Second Year loss ratios above the Ceiling will be evaluated at the Ceiling percentage above.


3/31/03*       CMP and Garage             47.5%            30.0%       Earned Premium  =  $300,000              $6,825
               Liability                                               -  $66,000 commission paid
                                                                       $234,000  x  17.5%  =  $40,950
                                                                       $40,950  /  2  =  $20,475

               Monoline General           35.0%            25.0%       Earned Premium  =  $500,000              $6,500
               Liability                                               -  $110,000 commission paid
                                                                       $390,000  x  10.0%  =  $39,000
                                                                       $39,000  /  2  =  $19,500

               Commercial Auto            50.0%            40.0%       Earned Premium  =  $100,000              $1,300
               Liability                                               -  $220,000 commission paid
                                                                       $78,000  x  10.0%  =  $7,800
                                                                       $7,800  /  2  =  $3,900

               Property                   55.0%            40.0%       Earned Premium  =  $500,000              $9,750
                                                                       -  $110,000 commission paid
                                                                       $390,000  x  15.0%  =  $58,500
                                                                       $58,500  /  2  =  $29,250

                                                                       1999 Third Payout                        $24,375
                                                                                                                -------

*Note: Third Year loss ratios below the Floor will be evaluated at the Floor percentage above. Third Year loss ratios above the Ceiling will be evaluated at the Ceiling percentage above.

                                 Total three-year Value of Pay Out for Policy Year 1999:                      $55,250
                                                                                                              =======

          The above examples only reflect calculations and payments for the 1999 policy year. It is possible that you may be paid on more than one policy-year statement in a given year as calculations for subsequent policy-year statements are made assuming you maintain eligibility each year.

          Example: In 2003 you could be paid profit sharing payments based upon property experience from policy years 1999, 2000, and 2001.


     H. In addition to the amount to which you are entitled for your profit sharing in a given year, you are entitled to receive stock options based on the following formula: Your profit sharing for the policy years 1999 and later times 10% divided by the stock price on the date of grant. The options will vest as of the date of grant and will be exercisable for a period of five (5) years from the date of grant.

          For example, if your payments for the 1999 policy year in 2001, 2002, and 2003 are $7,800, $23,075, and $24,375 and the stock price on March 31, 2001, 2002, and 2003 is $12, $14, and $16, your options would be calculated as follows:

                                                                             Stock
                                       Profit                                Price       # of
                   Policy      Pmt     Sharing        Formula    Divided    3/31 of     Options    Vesting   Exercisable
                    Year      Year     Amount            %         by       Pmt Year    Granted     Date       Through
                  ---------- -------- ---------- --- ---------- ---------- ----------- ---------- ---------- -------------
                    1999      2001     $7,800    X      10%         /         $12         65       3/31/01     3/31/06
                    1999      2002     $23,075   X      10%         /         $14         165      3/31/02     3/31/07
                    1999      2003     $24,375   X      10%         /         $16         152      3/31/03     3/31/08
                                                                                          ---

                              Total three-year options granted for policy year 1999       382
                                                                                          ===


IV.  PAYMENTS TO YOU UNDER THE PLAN

     A.   Allocation of Profit Sharing between stock and cash:

          1) You may, at your option, exercisable by written notice to the Companies received by us on or before March 15, take either 25%, 50%, 75%, or 100% of your Profit Sharing in shares of PAGI stock.

          2) For purposes of the calculation, any portion of your payment in PAGI Stock will be valued as of the median between the bid and asked price for the Stock as of the March 31 profit sharing calculation date. If the stock markets are closed on that date, the valuation will be made on the same basis as of the nearest previous business day.

          3) Notwithstanding the above, if the value of your Profit Sharing is less than $2,500, payment of the Profit Sharing will be made entirely in cash.

     B.   Payment Due Date:

          1)   Your Profit Sharing will be distributed to you by June 1.

          2) Shares of stock distributed to you will be delivered free of all commissions and transaction costs.

     C. Your Profit Sharing will be subject to income tax in accordance with applicable IRS laws and regulations. Stock distributed to you under the Plan may not be sold until after August 1 of the same year and will be legended accordingly.


V.   TERMINATION

     A. If your General Agency Agreement is terminated by either party, the program also terminates, with the final calculation and pro-rata payment made at June 1 of the following year.

     B. The plan may be terminated or amended by us at any time without cause, but existing obligations will be honored.

     C. Profit Sharing Upon Termination. Upon termination of this Addendum for any reason:

          1) Before the end of a full calendar year, its terms and conditions shall apply to all prior calendar years in which this Addendum was in effect, without proration and without allowance for the portion of the year in which this Addendum was terminated; and

          2) The Agency's right to Profit Sharing shall cease on December 31 of the year preceding the year in which termination is effective, notwithstanding the continuance in force and effect of any unexpired policies or binders after such calendar year.

          3) In the event of termination of the General Agency Agreement by either party, this Addendum shall terminate simultaneously and the Agency shall not be eligible for Profit Sharing in the termination or succeeding years.

     D. If the General Agency Agreement is terminated by us because of a breach of its terms by you and/or in accordance with any of the terms of paragraphs 9 (iii) or (iv) of the General Agency Agreement, there shall be no further calculations made, nor profit sharing payments made.

VI.  GENERAL

     This Profit Sharing Program constitutes the entire and exclusive agreement between Companies and Agency on the subjects of profit sharing (contingent commissions), and supersedes any and all prior or contemporaneous agreements, representations, and understandings, written and oral, on these subjects. The undersigned signatories hereby warrant that they have full power and authority to execute this Addendum on behalf of the respective parties thereto.

IN WITNESS WHEREOF, this Addendum has been executed in duplicate by the parties hereto.

DATE:         *
         ----------


PENN-AMERICA INSURANCE COMPANY
PENN-STAR INSURANCE COMPANY                [[agency]]



By:                                        By:
   --------------------------------            ------------------------------
         John M. DiBiasi, CPCU                    [[attention]]
         Executive Vice President                 [[title2]]